Exhibit 99.1

NATIONAL BEVERAGE CORP.’S
ULTIMATE BRAND
GREAT RESULTS!

FORT LAUDERDALE, FL, July 12, 2012 . . . National Beverage Corp. (NASDAQ:FIZZ) today released the following excerpts from Mr. Nick Caporella’s year-end earnings review at a Team National gathering:

 “Have you ever observed someone on a busy street trying to parallel park?!  While it’s raining?  Today, the license plate on that car would read – A M E R I C A !  That scene is a torrid depiction of our country – its political leadership – its economic torment – its shout-over TV news pundits – its divisive future – maybe, too . . . its once-upon-a-time promised opportunity!  I pray not . . .

  FY 2012 - The Company posted the best results since its founding:

    Revenues for the year increased to $629 million

    Net Income increased to $44 million

    Earnings per share increased to $.95

    EBITDA* grew to $77.6 million

Judgment is to parallel parking – what discipline is to execution of a plan!  While no perfect plan may exist, perfect execution of one – always does!  Our FY 2012 results demand more appreciation than the numbers may reflect.  Circumstances during the year required all the keen judgment – Team National miraculously invented!  A Jubilant Big Hug to everyone . . .

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Consistency begets more consistency – demanding profound results as our fears of disappointment . . . drive us to excel. National Beverage has a record of ‘makin’ it happen’ and will all-ways strive to do so.

Dividends paid in FY 2010 and FY 2011 accumulated $168.6 million.

National Beverage has heightened the value and performance of its assets! Applying its exemplary judgment, National is able to maximize its return on core assets – philosophy, brands, culture/size and balance sheet – typically outperforming its peers.

Innovation, no doubt, is our Holy Grail.

As long as NEW – VARIETY – COLORFUL – GREAT TASTING – are the choices of beverage consumers, OPPORTUNISTICALLY DYNAMIC . . . will be the Flavor of our future!

Cash Flow* for FY 2012 was $67.7 million.

Shasta brand continues its quest for better taste with lower calories.  Shasta Oooh was zero calories, zero carbs and zero caffeine over seven years ago – before zero was hip.  The LA Galaxy (soccer champs) calls Shasta its very own flavor-ite!

LaCroix, Everfresh and Rip It are innovator’s dreams and consumer’s bliss.  Each of these brands is in a mode to positively change the future of National Beverage.  They each have the power to give the retailer alternate-space revenue-enhancement and, in doing so, create a new, unconventional standard for the industry.

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1/15/96 FIZZ Investment of $1,000 grew 1,927% (dividends of $6.10 reinvested).

If Team National can navigate these turbulent times and ‘stand, flag in hand at day’s end’ – it exemplifies the American Dream.  And – if the operator of that ‘Dream Vehicle’ has more skin in the game than all others – my straight advice – stay buckled and vigilant, this vehicle’s Destiny flies the Stars and Stripes . . . God Bless America!

Guarantees? Yes . . . Refreshing – All the Way!”

National Beverage’s iconic brands are the genuine essence . . . of America.  Our company is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer.  Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

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National Beverage Corp.
Consolidated Results for the Fourth Quarter and Fiscal Year Ended
April 28, 2012 and April 30, 2011
(in thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	April 28,	April 30,	April 28,	April 30,
	2012	2011	2012	2011

Net Sales	$165,431	$152,110	$628,886	$600,193

Net Income	$11,531	$11,087	$43,993	$40,754

Net Income Per Share
Basic	$.25	$.24	$.95	$.88
Diluted	$.25	$.24	$.95	$.88

Average Common Shares
Outstanding
Basic	46,280	46,229	46,267	46,188
Diluted	46,470	46,388	46,448	46,373

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings.  The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

Non-GAAP Financial Measures
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").  Management believes, however, that certain non-GAAP financial measures may provide users of this financial information with additional insights into the operating performance of the business and to also serve as a widely accepted measure for comparing operating performance with other companies with different capital structures.

*Reconciliation of Net Income (GAAP) to EBITDA (Non-GAAP) and Cash Flow (Non-GAAP)

Fiscal Year Ended
April 28, 2012
Net Income (GAAP)	$43,993
Depreciation and Amortization	10,651
Interest Expense - Net	38
Provision for Income Taxes	22,903
EBITDA (Non-GAAP)	$77,585

EBITDA (above)	$77,585
Additions to Property, Plant & Equip.	(9,905)
Cash Flow (Non-GAAP)	$67,680